Exhibit 6

EXECUTION VERSION

Liberty International Holdings Limited
40 Broadway
London  SW1H OBT
United Kingdom

The Board of Directors
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, FL 33179

Re:           Ownership Limit Waiver

Ladies and Gentlemen:

Reference is hereby made to the provisions of Sections 7.2.1(a)(i)(1) and 7.2.1(a)(i)(2) of the Articles of Amendment and Restatement, dated as of April 22, 2002, of Equity One, Inc. (the “Company”), as amended to date (the “Charter”), which generally prohibit any Person from Beneficially Owning or Constructively Owning either (i) shares of Capital Stock in excess of 9.9% in value of the outstanding shares of Capital Stock of the Company or (ii) shares of Common Stock in excess of 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Company (collectively, the “Ownership Limit”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Charter.

We understand that Liberty International Holdings Limited (“LIH” and, together with Capital Shopping Centres Group plc and any direct or indirect subsidiary in which it owns an interest that represents more than 50% of the total voting power or value of such subsidiary, the “Liberty Group” and each, a “Liberty Group Party”) (i) will Beneficially Own 4,060,606 shares of Common Stock as of, and in connection with, consummation of the transactions contemplated by the Subscription Agreement, dated as of the date hereof, by and between the Company and LIH, and (ii) may acquire additional shares of Common Stock upon the redemption of its Class A Shares in EQY-CSC LLC pursuant to the terms of the Operating Agreement of EQY-CSC LLC, dated the date hereof, which, collectively, represent approximately 12.95% of the outstanding Common Stock as of the date hereof (shares of Common Stock Beneficially Owned by the Liberty Group pursuant to clauses (i) and (ii) collectively constitute the “Aggregate Shares”).

Subject to the terms and conditions of this letter agreement, the Liberty Group hereby request that the Board irrevocably take the following actions pursuant to Section 7.2.7(a) of the Charter and confirm the same by causing the Company to countersign this letter agreement below:

The Board of Directors
Equity One, Inc.
January 4, 2011

waive the application of the Ownership Limit and exempt Liberty Group from the Ownership Limit to the extent necessary to allow the Liberty Group to collectively Constructively Own and/or Beneficially Own at any time up to, but not in excess of, shares of Common Stock equal to (i) 19.9% in value of the total number of issued and outstanding shares of Common Stock, (ii) 19.9% of the total number of issued and outstanding shares of Common Stock or (iii) 19.9% in value of the aggregate outstanding shares of Capital Stock, whichever is the most restrictive (the “Liberty Ownership Limit”), which Liberty Ownership Limit shall be deemed to be the Liberty Group’s Excepted Holder Limit for purposes of the Charter; provided, that such percentage shall automatically be reduced to the percentage of outstanding shares of Common Stock that the Liberty Group is permitted to Beneficially Own pursuant to Section 2.8 of that certain Equityholders Agreement, dated as of May 23, 2010, which Liberty Ownership Limit shall be deemed to be the Liberty Group’s Exempted Holder Limit for purposes of the Charter (it being understood that in no event shall the Liberty Ownership Limit be reduced below 9.9%).

For the avoidance of doubt, the Company further agrees that the Ownership Limit is waived with respect to, and the Liberty Group is exempted from the Ownership Limit for, any prior, current and future acquisition (a “Permitted Acquisition”) by the Liberty Group of Beneficial Ownership and/or Constructive Ownership of any shares of Common Stock, which, when added to the shares of Common Stock Beneficially Owned and/or Constructively Owned by the Liberty Group immediately prior to such acquisition, does not exceed the Liberty Ownership Limit and that Liberty Group and each Liberty Group Party, subject to the conditions herein, shall be considered an Excepted Holder for purposes of the Charter.

Notwithstanding the foregoing:

(a)
the Liberty Ownership Limit is not waived to the extent that any Person, as a result of such Person’s Beneficial or Constructive Ownership of an interest in a Liberty Group Party, Beneficially or Constructively Owns shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning actually or Constructively an interest in a Tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and

The Board of Directors
Equity One, Inc.
January 4, 2011

(b)
the Liberty Ownership Limit is not waived to the extent that the waiver provided hereby, at any time, would result in the Company failing to qualify as a real estate investment trust for federal income tax purposes.

Each Liberty Group Party hereby jointly and severally makes the following representations and warranties and covenants with the intention that the Board rely on them in granting the waiver:

1.
No individual within the meaning of Section 542(a)(2) of the Code, as a result of such individual’s Beneficial Ownership of an interest in a Liberty Group Party, Beneficially Owns or will Beneficially Own shares of Common Stock with an aggregate value in excess of 5.0% of the value of all outstanding shares of stock of the Company after the application of the rules of Sections 542 and 544 of the Code as modified by Section 856(h) of the Code.  Notwithstanding any other provision of this Waiver, except the ultimate sentence of this provision, if LIH is required to dispose of any shares of Common Stock as a result of an event or circumstance that makes this representation inaccurate, LIH shall have 90 trading days to dispose of such shares in an orderly fashion. A “trading day” means any day that the national securities exchange or other securities exchange or quotation system on which the Common Stock is then primarily listed or quoted for trading is open for trading on a regular way basis but does not include any day that Liberty Group is not permitted to sell shares of Common Stock due to the application of securities laws or Equity One’s insider trading policies.  If as a result of an event or circumstance that makes this representation inaccurate and such event or circumstance would cause the Company to fail to qualify as a real estate investment trust for federal income tax purposes, a portion of the Aggregate Shares shall be automatically transferred to a trust in accordance with Sections 7.2.1(b) and 7.3 of the Charter and LIH shall not be entitled to the benefit of the procedures of the second sentence of this provision.

2.
No Liberty Group Party owns, actually or Constructively, or will own an interest in a Tenant of the Company (or a Tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant (for this purpose, a Tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Company, rent from such Tenant would not adversely affect the Company’s ability to qualify as a REIT shall not be treated as a Tenant of the Company).

The Board of Directors
Equity One, Inc.
January 4, 2011

The Liberty Group Parties jointly and severally agrees that (a) they will promptly notify the Company if any of the above representations and warranties is no longer true or accurate; (b) as of the date hereof, no Liberty Group Party has commenced a tender offer for the Common Stock or a proxy solicitation with respect to the Company; and (c) any violation or attempted violation of their representations or undertakings (or other action which is contrary to the restrictions contained in Section 7.2.1 through 7.2.6) herein will result in a portion of the Aggregate Shares being automatically transferred to a trust in accordance with Sections 7.2.1(b) and 7.3 of the Charter.

This letter agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which shall constitute the same agreement.  The Waivers contained in this letter agreement shall be irrevocable, except as expressly provided herein.  Except for an assignment or transfer between any Liberty Group Parties, neither this letter agreement nor the Waivers contained herein may be assigned or transferred, including by operation of law in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the Waivers, by any party hereto or any of their respective affiliates without the prior written consent of the Company.

The Company hereby represents and warrants to the Liberty Group that this letter agreement and the waiver has been duly authorized and approved by the Board, and constitutes a binding obligation of the Company, enforceable against the Company and the Board in accordance with the terms hereof.  Subject to the restrictions on assignment or transfer set forth elsewhere in this letter agreement, this letter agreement and the waiver will be binding upon, and inure to the benefit of, the Company, the Liberty Group and their respective permitted successors and assigns.

[Signature Pages Follow]

The Board of Directors
Equity One, Inc.
January 4, 2011

Kindly acknowledge the agreement of the Company and the approval of the Board to the provisions of this letter agreement and to the foregoing waiver by signing this letter agreement where indicated below and returning a PDF version or facsimile copy in the manner indicated in the email transmission by which we are submitting this letter agreement.

Liberty International Holdings Limited

By:	/s/ David Fischel
	Name:	David Fischel
	Title:	Director

Capital Shopping Centres Group plc

By:	/s/ David Fischel
	Name:	David Fischel
	Title:	Director

The Board of Directors
Equity One, Inc.
January 4, 2011

ACKNOWLEDGED, AGREED AND WAIVED:

EQUITY ONE, INC.

By:	/s/ Arthur L. Gallagher
	Name:	Arthur L. Gallagher
	Title:	Executive Vice President, General Counsel & Secretary